FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into as of the 21st day of June, 1996 by and between THE CIT GROUP/EQUIPMENT FINANCING, INC., a New York corporation ("Lender"), and, ULTRA PAC, INC., a Minnesota corporation ("Debtor").

                                    RECITALS

         A. Pursuant to a Loan and Security Agreement dated as of March 10, 1995 between Lender and Debtor (the "Loan Agreement"), Lender has made certain loans to Debtor (collectively, the "Loans") and to secure the repayment of the Loans, Debtor has granted to Lender a first priority security interest in certain personal property owned by Debtor (the "Collateral"), which Collateral is more fully described in the Loan Agreement and the documents and agreements executed by Debtor and /or Lender in connection with the Loan Agreement.

         B. Certain Events of Default (the "Identified Events of Default") have occurred under the Loan Agreement by virtue of (i) Debtor's failure to make the scheduled payment of principal due on January 15, 1996 and the scheduled payments of principal and interest due on the Loans on February 15, 1996, March 15, 1996, April 15, 1996, May 15, 1996 and June 15, 1996, (ii) Debtor's failure to comply with the financial covenants set forth in Sections 5.13 and 5.14 of the Loan Agreement as of January 31, 1996 and (iii) Debtor's default in the payment of indebtedness of Debtor to Norwest Bank Minnesota, National Association, Norwest Credit, Inc., USL Capital, Eastman Chemical Company and Concord Commercial, a Division of HSBC Business Loans, Inc. (collectively, the "Existing Lenders").

         C. As of the date hereof, (i) the aggregate amount of the delinquent principal payments described in clause (i) of Recital B above, is $605,523.54,
(ii) the aggregate amount of the delinquent interest payments described in clause (i) of Recital B is $213,459.27 and (iii) the aggregate amount of late charges which have accrued under the Loan Agreement on such delinquent principal amount and such delinquent interest amount from January 15, 1996 through June 14, 1996 is $11,827.87.

         D. As a result of the Identified Events of Default, Lender currently has the right to exercise all rights, remedies and privileges available to Lender under the Loan Agreement.

         E. Debtor has requested that Lender (i) forbear from exercising any of its available rights, remedies and privileges under the Loan Agreement, (ii) waive the Identified Events of Default, and (iii) provide Debtor with certain debt service relief for the period commencing January 15, 1996 and ending on December 15, 1996.

         F. Lender is willing to agree to Debtor's requests on the terms and conditions set forth in this Amendment, provided that the Existing Lenders provide Debtor with debt service relief on terms and conditions similar to the terms and conditions set forth in this Amendment.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Debtor hereby agree as follows:

         1. Incorporation by Reference. (a) All of the recitals set forth above are incorporated into the body of this Amendment by this reference, as if set forth in full herein.

         (b) All capitalized terms used in this Amendment and not defined shall have the meanings given to such terms in the Loan Agreement.

         2. Current Status of Rights and Obligations. Debtor confirms, acknowledges and agrees that (i) there currently exist no defenses or offsets whatsoever to payment of any of the Obligations, (ii) Lender has a valid, perfected, first priority security interest in the Collateral and (iii) Lender currently has the right to exercise any and all of the rights, remedies and privileges available to Lender under the Loan Agreement.

         3. Amendments to Loan Agreement. Lender and Debtor agree to amend the Loan Agreement as follows:

         (a) New Definitions. Section 1.1 of the Loan Agreement is amended by adding the following new definitions at the appropriate alphabetical location:

                  "Capital Expenditures" for any period shall mean any expenditure of money during such period for the capitalized lease, purchase or other acquisition of any capital asset.

                  "Debt" of any Person shall mean all items of indebtedness or liability which in accordance with generally accepted accounting principles would be included in determining total liabilities on the liabilities side of a balance sheet of that Person as of the date as of which Debt is to be determined. For purposes of determining a Person's aggregate Debt at any time, "Debt" shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under generally accepted accounting principles.

                  "Debt to Tangible Net Worth Ratio" as of a given date shall mean the ratio of Debtor's Debt to Debtor's Tangible Net Worth.

                  "EBT" for any period shall mean pretax earnings from continuing operations before (i) special extraordinary gains (ii) minority interests and (iii) miscellaneous gains and losses unless approved by CIT, in each case for such period.


                  "Inventory Days" as of any date means the ratio of (i) inventory as of such date to (ii) the average daily cost of goods sold during the three-month period ending on such date.


                  "Operating Lease" shall mean any lease of any asset whether payable currently or in the future but excluding Capital Expenditures.

                  "Tangible Net Worth" shall mean the difference between (i) the tangible assets of Debtor which, in accordance with generally accepted accounting principles, are tangible assets, after deducting adequate reserves in each case where, in accordance with generally accepted accounting principles, a reserve is proper, and (ii) all Debt of Debtor other than deferred tax liabilities; provided, however, that notwithstanding the foregoing in no event shall there be included as such tangible assets patents, trademarks, trade names, copyrights, licenses, goodwill, investments in Ultra Pac Sud America, S.A. and Ultra Pac Middle East, receivables from or investments in affiliates, directors, officers or employees, prepaid expenses, deferred tax liabilities, deposits, deferred charges or treasury stock or any securities or Debt of Debtor or any other securities unless the same are readily marketable in the United States of America or entitled to be used as a credit against federal income tax liabilities, and any other assets designated from time to time by CIT, in the reasonable exercise of its discretion.

                  "Turnaround Plan" means Debtor's turnaround plan dated as of February 15, 1996, as amended and updated, copies of which have been delivered to CIT.

         (b) Repayment of Loans. Notwithstanding any provision of Section 2.2 or
Section 2.3 of the Loan Agreement to the contrary, so long as no Event of Default has occurred, during the period commencing on January 15, 1996 through December 15, 1996 (the "Principal Deferral Period"), Debtor shall have no obligation to pay to Lender the scheduled installments of principal due on the Loans. During the Principal Deferral Period, interest shall continue to accrue on the Loans at the rate set forth in Section 2.2(b) or Section 2.3(b) of the Loan Agreement, as applicable, and Debtor shall continue to pay to Lender all accrued interest on the Loans as and when such interest becomes due in accordance with the provisions of the Loan Agreement. The term of each Loan shall not be extended beyond the Final Maturity Date (in the case of each A Equipment Loan) or the Maturity Date (in the case of each B Equipment Loan) by virtue of the deferral of principal payments. Accordingly, the amount of each monthly installment of principal due on each Loan on and after January 15, 1997 shall remain the same as it was prior to the effectiveness of this Amendment, and the aggregate principal amount of each Loan which is deferred during the Principal Deferral Period shall be due and payable on the Final Maturity Date (in the case of each A Equipment Loan) or the Maturity Date (in the case of each B Equipment Loan). Upon the occurrence of an Event of Default during the Principal Deferral Period, the deferral of principal payments described in this paragraph shall automatically and immediately cease, and Debtor thereafter shall pay all scheduled installments of principal due on the Loans as and when such installments become due.


         (c) Amendment to Section 2.5 Paragraph (d) is of Section 2.5 is deleted, and substituted in lieu thereof are the following two new paragraphs:

                  "(d) On February 28, 1997 and on February 28, 1998, Debtor shall prepay, without penalty or premium, the principal amount of the Loans then outstanding by an amount equal to twenty-five percent (25%) of the January Excess Availability Amount. On May 31, 1997 and May 31, 1998, Debtor shall prepay, without penalty or premium, the principal amount of the Loans then outstanding by an amount equal to fifty percent (50%) of the April Excess Availability Amount. For purposes of this paragraph (d), the term "January Excess Availability Amount" shall mean the lesser of (i) $300,000 or (ii) the amount by which the availability for borrowing under Debtor's revolving credit facility exceeds $2,000,000 as of January 31 of the year in which such prepayment is due, and the term "April Excess Availability Amount" shall mean the lesser of (i) $600,000, in the case of the prepayment due on May 31, 1997, or $1,200,000, in the case of the prepayment due on May 31, 1998, or (ii) the amount by which the availability for borrowing under Debtor's revolving credit facility exceeds $2,000,000 as of April 30 of the year in which such prepayment is due. In no event shall the prepayments made by Debtor under pursuant to this paragraph
         (d) in 1997 exceed $600,000 in the aggregate, and in no event shall all prepayments made by Debtor pursuant to this paragraph (d) exceed $1,200,000 in the aggregate. Debtor shall have no obligation to make any prepayment pursuant to this paragraph (d) on February 28 of 1997 or 1998 if the average daily availability for borrowing under Debtor's revolving credit facility for the preceding month of January was not equal to or greater than $2,000,000 (as calculated by Debtor's revolving credit lender based on information provided by Debtor), and Debtor shall have no obligation to make any prepayment pursuant to this paragraph (d) on May 31 of 1997 or 1998 if the average daily availability for borrowing under Debtor's revolving credit facility for the preceding month of April was not equal to or greater than $2,000,000 (as calculated by Debtor's revolving credit lender based on information provided by Debtor). In addition, Debtor shall have no obligation to make any prepayment required under this paragraph (d) if there exists a default or event of default under Debtor's revolving credit facility on the date on which such prepayment is due; provided that if such default or event of default is subsequently cured by Debtor or waived by Debtor's revolving credit lender(s), then Debtor shall make such prepayment immediately after such default or event of default is either cured or waived. CIT shall apply the prepayments made under this paragraph (d) first, to the principal installments due on the B Equipment Loans then outstanding, pro rata, in inverse order of their maturities, and second, to the principal installments due on the A Equipment Loans then outstanding, pro rata, in inverse order of their maturities.


                  "(e) Except as provided in paragraphs (a), (b), (c) and (d) above, the Loans shall not be prepaid in whole or in part."

         (d) Amendment to Section 5.5. A new paragraph is added at the end of
Section 5.5 of the Loan Agreement which shall read as follows:

                  " In addition to the financial information required to be furnished to Lender under the first paragraph of this Section 5.5, Debtor shall furnish to CIT, within thirty (30) days after the end of each calendar month, commencing with the month of May, 1996: (i) a consolidated balance sheet of Debtor as of the end of such calendar month and consolidated statements of income and cash flow of Debtor for such calendar month and for the period from the beginning of Debtor's current fiscal year to the end of such calendar month, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved and signed by the chief financial officer of Debtor, together with comparative information for the same periods of Debtor's prior fiscal year; (ii) a compliance certificate, executed by Debtor's chief financial officer, demonstrating Debtor's compliance with provisions of Section 5.13 and 5.14 hereof which are applicable during such calendar month; and (iii) a copy of Debtor's most current borrowing base certificate (or equivalent document) submitted by Debtor to its revolving credit lender in connection with Debtor's revolving credit facility."

         (e) Amendments to Section 5.13 and 5.14. Sections 5.13 and 5.14 of the Loan Agreement are deleted, and substituted in lieu thereof is a new Section
5.13 which shall read as follows:

                  "5.13 Financial Covenants. From the date hereof through January 31, 1997, Debtor shall comply with each of the following financial covenants:

                  "(a) Tangible Net Worth. As of the last day of each month listed below, Debtor shall maintain a Tangible Net Worth of not less than the amount set forth opposite such month:

          Month        Tangible Net Worth
          -----        ------------------
          June, 1996       $7,825,000
          July, 1996       $7,860,000
          August, 1996     $7,891,000
          September, 1996  $7,889,000
          October, 1996    $7,854,000
          November, 1996   $7,819,000
          December, 1996   $7,843,000
          January, 1997    $7,912,000

         "(b) Debt to Tangible Net Worth Ratio. As of the last day of each month listed below, Debtor shall maintain a Debt to Tangible Net Worth Ratio of not more than the ratio set forth opposite such month:

         Month        Debt to Tangible Net
         -----        --------------------
                           Worth Ratio
                           -----------
         June, 1996        5.10:1.00
         July, 1996        4.90:1.00
         August, 1996      4.80:1.00
         September, 1996   4.60:1.00
         October, 1996     4.60:1.00
         November, 1996    4.60:1.00
         December, 1996    4.60:1.00
         January, 1997     4.50:1.00.

         "(c) EBT. During each fiscal year-to-date period ending on the last day of each month listed below, Debtor shall achieve an EBT of not less than the amount set forth opposite such month:

         Month                   EBT
         -----                   ---
         June, 1996        ($430,000)
         July, 1996        ($360,000)
         August, 1996      ($290,000)
         September, 1996   ($300,000)
         October, 1996     ($350,000)
         November, 1996    ($390,000)
         December, 1996    ($340,000)
         January, 1997     ($220,000).

         "(d) Maximum Inventory Days. As of the last day of each month listed below, Debtor shall achieve a turnover rate for its inventory of not more than the number of Inventory Days set forth opposite such month:

         Month       Inventory Days
         -----       --------------
         June, 1996        68
         July, 1996        68
         August, 1996      65
         September, 1996   65
         October, 1996     70
         November, 1996    75
         December, 1996    75
         January, 1997     75.

                  "(e) Dividends. Debtor will not declare or pay any dividends (other than dividends payable solely in stock of Debtor) on any class of its stock or make any other payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly.

                  "(f) Capital Expenditures. Debtor shall not incur or contract to incur new Capital Expenditures except as budgeted in the Turnaround Plan and not exceeding $850,000 in the aggregate during any fiscal year.

                  "(g) Operating Leases. Debtor will not incur or contract to incur any new Operating Lease having a monthly payment exceeding $1,000 except to replace existing equipment of Debtor.

                  "(h) New Covenants. On or before January 31, 1997, Debtor and CIT shall agree on new covenant levels for Subsections 5.13(a), (b),
         (c), (d), (f) and (g) for periods after such date. The new covenant levels will be based on Debtor's projections and shall be no less stringent than the present levels. In addition, CIT agrees to adopt the covenant levels agreed to between Debtor and Debtor's revolving credit lender if such covenants are satisfactory to CIT in the reasonable exercise of its discretion."

         Any and all references in the Loan Agreement to Section 5.13 or Section
5.14 shall hereafter be deemed to be references to the new Section 5.13 set forth above.

         4. Conditions Precedent. This Amendment and the agreements of Lender set forth herein shall become effective only upon satisfaction of the following conditions precedent:

         (a) Lender shall have received three (3) counterparts of this Amendment, executed by an authorized officer of Debtor;

         (b) Lender shall have received from Debtor 49,000 warrants to purchase the common stock of Debtor at an exercise price not to exceed the price at which the final trade of Debtor's common stock occurred over the Nasdaq National Market on the business day prior to the date of this Agreement pursuant to an instrument (the "Warrant Agreement") in form and substance satisfactory to Lender in all respects;


         (c) Lender shall have received a certificate of the Secretary or Assistant Secretary of Debtor (i) evidencing that all corporate proceedings required to authorize the execution and delivery of this Amendment and the Warrant Agreement (as well as the transactions contemplated hereby and thereby) have been duly taken, and (ii) which sets forth the names, offices and specimen signatures of all officers of Debtor who are authorized to execute this Amendment and the Warrant Agreement;

         (d) Lender shall have received a legal opinion addressed to Lender from counsel to Debtor as to matters set forth in paragraphs (a) through (d) of Section 7 of this Amendment;

         (e) Lender shall have received (i) payment in full of all accrued interest on the Loans and $5,913.94 of the accrued late charges through June 14, 1996 (and Lender hereby waives the requirement that Debtor pay the remainder of the late charges which accrued through June 14, 1996), and (ii) late charges which accrue under the Loan Agreement from June 14, 1996 through the date hereof (calculated, for purposes of this provision only, at a rate of 9% per annum);

         (f) Lender shall have received and reviewed copies of all agreements (in substantially final form) between Debtor and the Existing Lenders relating to the compromise, restructuring, deferral or settlement of payment of any of Debtor's indebtedness to the Existing Lenders, including, without limitation, all agreements pursuant to which the Existing Lenders are granted warrants to purchase the capital stock of Debtor (such agreements are referred to herein as the "Related Restructuring Agreements"), and all terms, provisions and conditions of such Related Restructuring Agreements shall be satisfactory to Lender in its sole discretion;

         (g) All Related Restructuring Agreements shall be effective or become effective upon the effectiveness of this Amendment;

         (h) Debtor shall have paid Lender a fee of $10,000 for the documentation of this Amendment; and

         (i) Debtor shall have taken any action and executed any other documents as Lender may require in order to effectuate this Amendment and the Warrant Agreement.

Debtor and Lender acknowledge that Lender continues to hold $9,171.27 representing the balance of the commitment fee paid by Debtor to Lender in connection with the making of the Loans. Debtor and Lender agree that Lender may apply this balance to the late charges payable by Debtor under clauses (i) and
(ii) of paragraph (e) above. To the extent that this balance exceeds the aggregate amount of such late charges, Debtor and Lender agree that Lender may apply the excess to the $10,000 fee payable by Debtor to Lender under paragraph
(h) above.

         5. Waiver by Lender. Subject to the satisfaction of all conditions precedent set forth in Section 4 of this Amendment, Lender waives the Identified Events of Default.

         6. Additional Covenants of Debtor. During the Principal Deferral Period, Debtor agrees to: (a) duly observe and comply with all terms and provisions of the Related Restructuring Agreements; (b) without the prior written consent of Lender, not amend, supplement or restate any of the terms of any Related Restructuring Agreement, if the effect of such amendment, supplement or restatement is to increase the consideration given to the lender which is a party thereto on account of such lender's accommodations to Debtor, or to otherwise make the terms of such Related Restructuring Agreement more favorable to such lender; and (c) furnish Lender with copies of all amendments, supplements and restatements of any of the Related Restructuring Agreements, regardless of the effect thereof, promptly after the execution thereof by Debtor.

         7. Representations and Warranties of Debtor. In order to induce Lender to enter into this Amendment, Debtor represents and warrants to Lender as follows:

         (a) Power and Authority. Debtor has full power, authority and legal right to execute, deliver and perform this Amendment and the Warrant Agreement, and the execution, delivery and performance hereof and thereof have been duly authorized by all necessary corporate action of Debtor.

         (b) Enforceability. This Amendment and the Warrant Agreement have been duly executed and delivered by Debtor, and constitute the legal, valid and binding obligations of Debtor, enforceable in accordance with their respective terms.

         (c) Consents and Permits. The execution, delivery and performance of this Amendment and the Warrant Agreement do not require any stockholder approval or approval or consent of any trustee or holders of any indebtedness or obligations of Debtor which has not been obtained, and will not contravene any law, regulation, judgment or decree applicable to Debtor, or the certificate of incorporation or bylaws of Debtor, or contravene the provisions of, or constitute a default under, or result in the creation of any Lien upon any property of Debtor under any mortgage, instrument or other agreement to which Debtor is a party or by which Debtor or its assets may be bound or affected; and no authorization, approval, license, filing or registration with any court or governmental agency or instrumentality is necessary in connection with the execution, delivery, performance, validity and enforceability of this Amendment or the Warrant Agreement.

         (d) Capitalization of Debtor. Debtor currently has authorized 5,000,000 shares of capital stock. As of May 31, 1996, Debtor had issued 3,766,215 shares of capital stock, all of which were issued in compliance with all applicable federal and state securities laws. Each share of outstanding capital stock is entitled to identical voting rights and dividend preferences.

         (e) No Defaults. Prior to the date of this Amendment, there existed no Defaults or Events of Default other than the Identified Events of Default, and upon the effectiveness of this Amendment and the Related Restructuring Agreements, there will exist no Default or Event of Default. Upon the effectiveness of the Related Restructuring Agreements, there shall exist no defaults under any documents between Debtor and any Existing Lender.

         (f) Related Restructuring Agreements. Debtor has furnished Lender with true, correct and complete copies of all Related Restructuring Agreements.

         In addition to the representations and warranties of Debtor set forth above, and except to the extent disclosed on Schedule 7 attached hereto, Debtor reaffirms and remakes all representations and warranties made by Debtor in the Loan Agreement, effective as of the date of this Amendment.

         8. Reference to and Effect of Amendment; Reservation of CIT's Rights.
(a) Upon the effectiveness of this Amendment, (i) each reference in the Loan Agreement to "this Amendment," "hereunder," "hereof," "herein," "hereby" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby, and (ii) each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement as amended hereby.

         (b) Except as expressly provided in this Amendment, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Agreement, nor constitute a waiver of noncompliance with, or a modification of, any term or provision contained therein.

         (c) Except as expressly modified by this Amendment, all of the terms and provisions of the Loan Agreement are, and shall remain, in full force and effect and shall apply with such force and effect to this Amendment, and Lender hereby expressly reserves all rights, remedies, powers and privileges contained therein and in any other document executed and delivered pursuant thereto.

         9. Additional Events of Default. If Debtor shall fail to observe or perform any covenant, condition or agreement of this Amendment, the Warrant Agreement or any Related Restructuring Agreement, or if any representation or warranty made by Debtor in this Amendment or in the Warrant Agreement shall at any time prove to be untrue or misleading in any material respect as of the time when made, then an Event of Default shall be deemed to have occurred, entitling Lender to exercise any right, remedy or privilege available to Lender upon the occurrence of an Event of Default.

         10. Governing Law. This Amendment SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK.

         11. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, Lender and Debtor have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

 LENDER:                                      DEBTOR:

 THE CIT GROUP/EQUIPMENT                      ULTRA PAC, INC.
 FINANCING, INC.
                                              By: /s/ Brad C. Yopp
By: /s/ (signature illegible)                 Title: CFO
Title: Vice President


                                   SCHEDULE 7
                                       TO
                                FIRST AMENDMENT
                                       TO
                          LOAN AND SECURITY AGREEMENT
                           DATED AS OF JUNE 21, 1996
                                     BETWEEN
                                ULTRA PAC, INC.
                                      AND
                     THE CIT GROUP/EQUIPMENT FINANCING, INC.

The following exceptions are noted with respect to the representations and warranties of Ultra Pac, Inc. to The CIT Group/Equipment Financing, Inc. as contained in the above-referenced agreement, as of June 21 1996:

4.5 No Default - Certain events have occurred which may constitute an event of default on behalf of Ultra Pac, Inc. under certain agreements between Ultra Pac, Inc. and certain other parties, as identified in the First Amendment to Loan and Security Agreement as the "Identified Events of Default."

4.7 Litigation - Certain litigation matters are pending against Ultra Pac, Inc., as set forth in the letter to Ultra Pac, Inc.'s auditor from its attorneys, a copy of which Ultra Pac, Inc. previously has delivered to Lender.

4.8 Title to Equipment and Facilities - In connection with the refinancing between Ultra Pac, Inc. and Norwest Bank Minnesota, N.A. and Norwest Credit, Inc., certain "A Equipment" and "B Equipment" may be subject to one or more security interests created in favor of Norwest Bank Minnesota, N.A. and/or Norwest Credit, Inc. In addition, Ultra Pac, Inc. will sublease a portion of their leased real property at 22201 Industrial Boulevard to Graco and a third party.

4.10 Financial Condition of Debtor - Since January 31, 1994, there has been a material adverse change in the financial condition of Ultra Pac, Inc.